Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN:

DEEPGREEN METALS UAE, with registered address Sheikh Rashid Tower, Floor 25, Dubai World Trade Center, Dubai, United Arab Emirates (“UAE”)

(the “Company”)

- and -

GERARD BARRON

(the “Executive”)

DATED: April 16, 2024

WHEREAS:

1.	The Company is engaged in the business of the exploration and commercialization of polymetallic nodules across the Pacific Ocean’s Clarion Clipperton Zone;

2.	The Company wishes to continue to engage the Executive in the position of Chief Executive Officer, and the Executive wishes to be employed by the Company in that capacity; and

3.	The Executive and the Company (individually, a “Party” and together, the “Parties”) wish to enter into this Employment Agreement (the “Agreement”) for the purposes of setting forth the terms and conditions of the Executive’s employment with the Company, which Agreement shall supersede any and all prior agreements between the Company and the Executive setting forth the terms and conditions of employment.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follow:

1.	POSITION, TERM AND SCOPE OF EMPLOYMENT

1.1	Position: During the Employment Period, the Company shall employ the Executive, and the Executive shall serve the Company, in the position of Chief Executive Officer.

1.2	Reporting and Duties: The Executive shall report to and act in accordance with the directions of TMC The Metals Company, Inc. Board of Directors (the “Board”). Executive will perform those services customary to these offices and such other lawful duties that may be reasonably assigned to him from time to time by the Board, provided those duties are consistent with Executive’s position and authority. Executive will devote his best efforts and substantially all of his business time to the performance of his duties under this Agreement and the advancement of the business and affairs of the Company and will be subject to, and will comply in all material respects with, the policies of the Company applicable to him. Notwithstanding the foregoing, Executive will be entitled to (i) serve as a member of the board of directors of up to two other public companies, subject to the advance approval of the Board, which approval will not be unreasonably withheld, (ii) serve on professional, civic, charitable, educational, religious, public interest, public service or medical advisory boards, and (iii) manage Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of Executive’s duties and responsibilities hereunder.

1.3	Term: The term of this Agreement shall commence on the Effective Date and continue until the date that is one (1) year after the Effective Date (the “Expiration Date”), unless terminated earlier by the Company or by the Executive in accordance with the provisions of Section 7 of this Agreement (the “Initial Employment Period”). The Initial Employment Period shall automatically renew for additional one (1) year terms (each such term being a “Renewal Employment Period”), and the Expiration Date shall be the last day of such Renewal Employment Period, unless either the Company or the Executive provides written notice of non-renewal of the Employment Period to the other party at least forty-five (45) calendar days before the applicable Expiration Date, and if extended, any Renewal Employment Period may be terminated earlier by the Company or by the Executive in accordance with the provision of Section 7 of this Agreement. As used in this Agreement, the “Employment Period” shall refer to the Initial Employment Period and any Renewal Employment period, as applicable. All service-based entitlements provided for in this Agreement will be determined based on the Benefits Effective Date.

1.4	Standard of Performance: In carrying out Executive’s duties and responsibilities under this Agreement, the Executive will at all times act faithfully, honestly, competently, and in a manner consistent with the best interests of the Company.

1.5	Conflict of Interest: The Executive shall disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Executive for determination by the Company, acting reasonably and in accordance with its policies. The Executive will act so as to avoid any actual or potential conflict of interest.

1.6	Acknowledgment of Fiduciary Obligations: The Executive acknowledges that Executive is a fiduciary of the Company and agrees to be bound by Executive’s common law fiduciary obligations during Executive’s employment and following the termination of Executive’s employment for any reason. The Executive’s fiduciary duties shall be supplemental to any other obligations Executive has under this Agreement.

1.7	Travel: The Executive shall be available for such business related travel as may be reasonably required for the purposes of carrying out Executive’s duties and responsibilities under this Agreement.

2.	COMPENSATION

2.1	Salary: The Company shall pay to the Executive a gross annual salary of $750,000 (the “Base Salary”) which shall be paid on a monthly basis less applicable statutory deductions and withholdings. The Executive’s Base Salary will be reviewed annually by the Board of Directors. The Company is under no obligation to increase the Executive’s Base Salary at the time of any salary review. Any increase to the Executive’s Base Salary is at the recommendation of the Board of Directors.

2.2	Annual Cash Bonus: For the period of time the Executive is actively working (not including any required notice period prior to the termination of employment) (hereafter, the “Active Work Time”), Executive will be eligible to participate in the Company’s annual cash-based incentive program, and the target amount of the Executive’s annual bonus (the “Annual Cash Bonus”) shall be 75% of the Base Salary. The actual amount of the Annual Cash Bonus, if any, will be subject to the combination of the Executive achieving certain individual performance objectives, and achievement of certain financial results by the Company. The decision to pay the Annual Cash Bonus is within the sole and absolute discretion of the Board of Directors. The Company has the unfettered right to amend or discontinue the bonus plan at any time, and the Executive acknowledges that any changes to the bonus plan will not constitute constructive dismissal. In order to be eligible for any bonus, Executive must be employed with the Company on the date the bonus is paid. Except as expressly set forth in this Agreement, the Executive acknowledges and agrees that Executive has no right to any bonus payments in respect of any period after Executive receives notice of termination or is entitled to receive pay in lieu of such notice, other than as may be required by applicable law. For absolute clarity, the Executive shall not be entitled to any bonus payments beyond the effective date of termination or during any period of contractual or reasonable notice that does not constitute Active Work Time. The Executive further acknowledges and agrees that Executive will have no common law right to damages for compensation in lieu of any bonus Executive would have earned during the contractual or reasonable notice period, and the Executive hereby agrees not to pursue any claim for any such damages. In addition, the Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP), subject to the combination of the Executive achieving certain individual performance objectives, and achievement of certain financial results by the Company; however, the grant of any such awards under the LTIP shall be within the sole and absolute discretion of the Board of Directors. The Company has the unfettered right to amend or discontinue the LTIP at any time, and the Executive acknowledges that any changes to the LTIP or decision not to award anything pursuant to the LTIP will not constitute constructive dismissal.

2.3	Incentive Equity: In connection with entering into this Agreement, the Company will recommend to its parent that the TMC Board of Directors grant to Executive pursuant to the TMC The Metals Company Inc. 2021 Incentive Equity Plan and form of award agreement (together, the “Equity Plan”), a one-time signing bonus grant (“Signing Grant”) of performance-based restricted stock units (the “Signing RSUs”) covering 20,000,000 shares of the Company’s Common Shares. The Signing Grant vest upon the Company’s common shares achieving the following closing prices per share, based on the trailing 30-day average price on or prior to April 16, 2029 (collectively the “Vesting Price Conditions”), subject to the Executive’s continued service on the vesting date: 1/3 of Signing RSUs vest at a $7.50 Vesting Price Condition, 1/3 of Signing RSUs vest at a $10.00 Vesting Price Condition and 1/3 of Signing RSUs vest at a $12.50 Vesting Price Condition . Notwithstanding the vesting of the Signing RSUs, based on achieving the Vesting Pricing Conditions, the Executive shall not be permitted to sell such vested shares until the fifth anniversary of this Agreement, at which point all such shares shall be freely tradeable by the Executive at his full discretion, subject to compliance with the Company’s Insider Trading Policy.

Other than the termination of the Executive’s employment without Cause or a resignation for Good Reason following a Change of Control in accordance with Section 7.5, all unvested Signing RSUs shall cease to vest and shall automatically be forfeited after the date that notice of termination or resignation is given by either party to the other. For clarity, except as required by applicable law, any period of reasonable notice of termination for cause or resignation of the Executive’s employment, be it pursuant to statute, under contract or at common law, irrespective of the reason for termination will not be considered as extending the period of employment for the purposes of the vesting of the Signing RSUs under the Equity Plan.

2.4	Benefits: Subject to the terms and conditions of the Company’s benefit plans, the Employee will be entitled to participate in the benefit plans generally available to the Company’s employees in Australia, as amended from time to time. The Company reserves the right to alter, amend, replace or discontinue the group benefit plans it may make available to its employees at any time, with or without notice. The benefit plans to be provided to the Company’s employees are currently being developed. Until the benefit plans have been established, the Employee shall be eligible for reimbursement of health (including vision) and dental related claims up to US$25,000 following the submission to the Company of invoices or receipts evidencing such claimed health and dental expenses.

2.5	Vacation; Holidays. The Company maintains a flexible vacation policy. Executive will manage Executive’s vacation time in accordance with the Company’s policies, provided that the Company acknowledges that vacation time that is equal to or less than six weeks in any calendar year will not be deemed a failure of Executive to satisfy the duties set forth in Section 1.2 of this Agreement. Executive is also entitled to all paid holidays given by the Company to its executives.

2.6	Superannuation: The Company shall provide the Executive with an additional ten percent (10%) of Base Salary per year, to be contributed directly to the Executive’s chosen retirement plan.

2.7	Memberships: The Company shall support the Executive’s involvement with industry and professional associations relevant to Executive’s employment with the Company and will reimburse the Executive’s annual membership and/or professional fees associated with Executive’s participation in such activities, up to a maximum of $15,000 per year. All membership fees must be approved in advance by the Board of Directors and will be reimbursed to the Executive upon presentation of invoices.

3.	BUSINESS EXPENSES; EQUIPMENT

The Executive shall be reimbursed for all reasonable business expenses actually and properly incurred by the Executive in connection with the proper discharge of Executive’s duties under this Agreement, and in accordance with the rules and policies made and revised by the Company from time to time in its sole discretion. In order to claim reimbursement from the Company for any business expense incurred in connection with the proper discharge of Executive’s duties under this Agreement, the Executive will be required to follow the process and provide such documentation as the Company may require in the expense policy. The Company will provide Executive with a laptop and will reimburse the Executive for the costs incurred in connection with any national or international phone calls made on behalf of the Company.

4.	DIRECTORS AND OFFICERS INSURANCE

4.1	The Company will procure and maintain a directors and officers (“D&O”) liability insurance policy. The material terms of the claims-made policy include an insurance program with $20 million total limits of liability, which is comprised of $10 million in Side ABC coverage and $10 million in Side A Difference In Conditions coverage. The Company expects that the applicable retention for Side B and Side C claims will be in the range of $10 million.

4.2	Executive will be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to applicable law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, and the Company’s standard indemnification agreement for directors and officers as executed by the Company and Executive, which rights will be commensurate with the indemnification provided to the Company’s other directors and executive officers. Executive will be entitled to coverage under the Company’s D&O insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other directors and executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

5.	COMPANY POLICIES AND PROCEDURES

5.1	As a condition of employment and continued employment by the Company, the Executive is required to accept and comply with all of the Company’s and Company’s policies and procedures in force from time to time, of which the Executive is aware or ought to be reasonably aware.

5.2	The Executive agrees to comply with all lawful reasonable instructions and direction that he may receive from the Board of Directors during the course of Executive’s employment with the Company.

5.3	The Company reserves the right to develop and introduce any new policies or procedures that it considers appropriate for the conduct and administration of the employment relationship.

6.	NO FIXED LOCATION

The Executive shall not be required to perform any of the duties set out herein from any specific location or premises but is permitted to work from a remote location including but not limited to the United Arab Emirates (“UAE”), provided that at all times such duties are exercised faithfully and diligently. If the Company is unable, for any reason, to have or maintain a subsidiary location in the UAE, the Company will reimburse Executive for reasonable tax consulting services incurred by Executive in determining the proper tax treatment of compensation received pursuant to Executive’s employment with the Company. The Company will further reimburse Executive for taxes levied against Executive’s Company compensation as a result of any change in Executive’s tax jurisdiction.

7.	TERMINATION OF EMPLOYMENT

The Executive’s employment by the Company may be terminated as follows:

7.1	Resignation without Good Reason: The Executive may terminate this Agreement and the Executive’s employment with the Company at any time without Good Reason by providing the Company with forty-five (45) days’ prior written notice. The Company may waive all or any part of the notice given by the Executive and direct the Executive not to report for work for any part of the notice period. In these circumstances, the Executive would then be paid all outstanding wages (including accrued but unpaid vacation pay) owing up to and including the effective resignation date (the “Accrued Obligations”). In no event will the Company be required to pay the Executive more than forty-five (45) days’ pay (plus accrued but unused vacation pay) based on the Executive’s Base Salary at the time of resignation. In the event of Executive’s resignation pursuant to this Section 7.1, all unvested Signing RSUs and any other outstanding equity awards shall be forfeited and shall not be eligible for any further vesting.

7.2	Termination by the Company Without Cause or Non-Renewal of this Agreement: Other than in the event of a Change of Control, the Company may terminate this Agreement and the Executive’s employment at any time, without Cause or the Company may choose not to renew this Agreement for any Renewal Employment Period, upon the Company (a) providing the Executive with eighteen (18) months’ Base Salary (including the pro-rata portion of the superannuation contribution, noted in section 2.6), (b) allowing for 18 months’ acceleration of unvested equity other than the Signing RSUs that would have vested during the eighteen (18) month period following the date on which Executive’s separation from the Company is effective (the “Termination Date”), (c) a pro-rata portion of the Annual Cash Bonus based on the Active Work Time up to the Termination Date and (d) continuing to pay the premiums required to maintain the Executive’s participation in the benefits plans in which Executive then participates for the minimum period required by applicable law and providing any other minimum amounts, if any, to which the Executive may be entitled pursuant to applicable law. For the avoidance of doubt, in the event of Executive’s termination pursuant to this Section 7.2, all unvested Signing RSUs shall be forfeited and shall not be eligible for any further vesting.

The Executive acknowledges that the foregoing amounts are fair and reasonable and shall constitute the Executive’s entire entitlement to notice of termination or pay in lieu of notice and severance pay (if applicable) under any applicable statute, the common law and/or contract. No further notice or payment of any kind whatsoever will be required with the exception of any outstanding wages, vacation pay or any other minimum amounts, if any, to which the Executive may be entitled pursuant to applicable law.

For absolute clarity, in no event will the Executive receive less notice of termination, pay in lieu of notice or a combination of notice and pay in lieu of notice, severance pay, benefit coverage, or vacation pay than Executive’s entitlements under applicable law.

The payments and benefits provided for in Sections 7.1 or 7.2 are conditioned on Executive or, in the event of Executive’s death, his estate, executing and delivering to the Company a separation agreement that, to the Company’s satisfaction, includes a full release of all claims that Executive, Executive’s heirs and assigns may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents (the “Release”). The Release must become enforceable and irrevocable on or before ninetieth (90th) day following the Termination Date. If the 90-day period spans two tax years, payments under this Section 7 will be made in the second tax year. If Executive (or Executive’s estate) fails to execute without revocation the Release (through no fault of the Company), Executive will be entitled to the Accrued Obligations only and no other benefits under Sections 7.1 or 7.2.

7.3	Termination for Cause: Subject to any amounts that would be owing by virtue of applicable law, the Company may terminate this Agreement and the Executive’s employment without notice of termination, pay in lieu of notice or severance pay (if applicable) at any time for Cause. For the purposes of this Agreement, the term “Cause” includes:

(a)	the existence of cause of termination of employment at common law, including but not limited to fraud, dishonesty, illegality, breach of statute or regulation, conflict of interest, gross negligence in the performance of the Executive’s duties, or gross incompetence; and

(b)	any material breach of the provisions of this Agreement.

In the event of a termination for Cause, the Executive will only be eligible to receive payment of any salary and vacation pay earned up to and including the date of termination. All other entitlements that the Executive may have as of the date of termination will be automatically extinguished, except for such minimum mandated entitlements, if any, as may be required by applicable law.

7.4	Resignation for Good Reason: The Executive may terminate this Agreement and the Executive’s employment at any time, for Good Reason, in which case the Executive will be entitled to the same amounts as set out in Section 7.2 above, so long as the Executive executes the Release and delivers it to the Company. For the purposes of this Agreement, “Good Reason” shall mean the Executive’s resignation from employment due to the occurrence of any of the following conditions which occurs without the Executive’s written consent:

(a)	A material adverse change to the Executive’s authority, duties or responsibilities that, taken as a whole, results in a diminution in the Executive’s authority, duties or responsibilities in effect prior to such change;

(b)	Any reduction in the Executive’s then-current Base Salary;

(c)	The Company conditions Executive’s continued service with the Company on the Executive moving Executive’s residence;

(d)	The failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(e)	Any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

7.5	Termination following Change of Control: In the event that within twenty-four (24) months following a Change of Control (as defined below) (i) the Executive’s employment is terminated by the Company without Cause or the Company chooses not to renew this Agreement for any Renewal Employment Period or (ii) the Executive resigns for Good Reason, the Executive shall be entitled to:

(a)	In lieu of the amounts stipulated in Section 7.2, and contingent on the execution of the Release and a commitment not to compete with the Company for a period of twelve (12) months from the date of termination following a Change of Control, compensation in an amount equal to:

(i)	An amount equal to twenty-four (24) months of the Executive’s annual base salary; and

(ii)	Two (2) times the amount of the target Annual Cash Bonus in effect prior to the effective date of the Change of Control; and

(iii)	All unvested Signing RSUs and any other outstanding equity awards will vest upon the execution and delivery to the Company of the Release.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity, directly or indirectly by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold, directly or indirectly, less than fifty percent (50%) of the voting power of the surviving or acquiring entity, or (iii) the Company’s shareholders approving any plan or proposal for the liquidation or dissolution of the Company, or (vi) the date that a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

7.6	Death: The Executive’s employment shall automatically terminate upon Executive’s death. In such circumstances, no severance or other amounts shall be payable save such outstanding amounts that were earned by the Executive prior to the date of Executive’s death. If subject to exercise, all vested equity as of the date of death of the Executive shall be exercisable by the Executive’s successors and permitted assigns as set forth in the relevant equity agreements.

7.7	Resign as Director and Officer: Upon termination of employment for any reason, the Executive shall cease to be and shall immediately resign as an officer or director of the Company, and any other positions Executive holds with any entity affiliated with the Company.

7.8	Continued Application: This provision regarding Termination of Employment shall apply regardless of any changes to the terms and conditions of the Executive’s employment subsequent to the Executive’s signing of this Agreement including, but not limited to, promotions and transfers, unless the Parties expressly agree otherwise in writing.

8.	CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT RESTRICTIONS

The Executive agrees to be bound by the terms and conditions of the Confidentiality, Intellectual Property and Post-Employment Restrictions Agreement which is attached to this Agreement as Schedule A and is deemed to be part of this Agreement.

9.	RETURN OF COMPANY PROPERTY

Upon termination of this Agreement the Executive shall at once deliver or cause to be delivered, to the Company, in addition to those items set forth in Section 2.3 of Schedule A, all computers, effects, electronic devices, smartphones, keys, credit cards, access passes and/or any other property belonging to the Company that is in the Executive’s possession, charge, control or custody.

10.	GENERAL

10.1	Inurement: This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, estate, successors or legal representatives but otherwise is not assignable by the Executive. This Agreement and the Executive’s employment are assignable by the Company.

10.2	Entire Agreement: Except as specifically noted herein, this Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, representations, undertakings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

10.3	Sections and Headings: The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

10.4	Severability: If any provision of this Agreement is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

10.5	Survival: Notwithstanding the termination of this Agreement for any reason, all sections of this Agreement which by Executive’s terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.

10.6	Compliance with Legislation: Should any term of this Agreement fail to comply with a mandatory minimum standard or requirement imposed by applicable legislation, then the minimum standard or requirement shall apply in place of the offending term of this Agreement, and shall constitute the rights and obligations of the Parties in that respect.

10.7	Waiver: Waiver by the Company of any breach or violation of any section of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

10.8	Copy of Agreement: The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

10.9	Modification: Any modification to the Agreement must be in writing and signed by both the Executive and the Company, failing which it shall have no effect and shall be void.

10.10	Governing Law: The Agreement shall be governed by the laws of the Emirate of Dubai, and the Dubai courts shall have exclusive jurisdiction over disputes arising out of and/or relating to the engagement.

10.11	Notices: Any notice required or permitted to be given hereunder shall be sent by certified/registered mail, by facsimile or via email, to the following addresses:

To the Company:	TMC the metals company Inc.
595 Howe Street
Vancouver, BC
Canada V6C 2T5
Attention: General Counsel

To the Executive:	The Executive’s address in the Company’s records

10.12	Effective Date: This Agreement shall take effect as of the date hereof.

10.13	Independent Legal Advice: The Executive acknowledges that Executive has read and understood this Agreement, and confirms that Executive has had the opportunity to obtain legal advice about this Agreement and prior to entering into this Agreement.

10.14	Counterparts: This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

[Signature Page Follows]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement this 16th day of April, 2024.

/s/ Erika Ilves	/s/ Gerard Barron
Witness	Gerard Barron

TMC the metals company Inc.
Per:	/s/ Craig Shesky
Name: Craig Shesky
Title: Chief Financial Officer

Schedule A - 1

SCHEDULE A

CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT RESTRICTIONS

1.	Definitions

In this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

1.1	“Business Opportunities” means potential business ventures of all kinds, including acquisitions, sales, business arrangements and other transactions and opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by the Company or by others on behalf of the Company;

1.2	“Competitive Business” means any person or entity that is involved or engaged in the creation, development, production or distribution of products or services in competitive to those created, developed, produced or distributed by the Company or contemplated by the Company during the term of the Executive’s employment with the Company.

1.3	“Confidential Information” means information known or used by the Company in connection with its business including but not limited to any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, Customer Information, Financial Information, Marketing Information, Intellectual Property, Business Opportunities, or Research and Development, but does not include any of the foregoing which was known to the Executive prior to Executive’s employment by the Company or which is or becomes a matter of Public Knowledge;

1.4	“Customer Information” means information pertaining to the Company’s customers, customer base and markets, including customer names and addresses and the names and addresses of consultants of customers with whom the Company is in contact in its business, customer requirements and the Company’s contracts with its customers, including details as to pricing and supply;

1.5	“Financial Information” means information pertaining to the Company’s costs, sales, income, profit, profitability, pricing, salaries and wages;

1.6	“Intellectual Property” means any and all inventions, copyrighted works, software in any expressed form, computer programs, screen layouts, industrial design, graphical user interfaces, systems, applications, source code, object code, algorithms, specifications, designs, developments, concepts, ideas, know-how, show how, trade secrets, works, creations, developments, trademarks, services marks, indicia, logos, domain names, business names, drawings, sketches, compilations of information, analyses, experiments, data, formula, methods, processes, techniques, moulds, jigs, dies, prototypes, products, samples, compounds, compositions of matter, apparatus, equipment, tools, machines, and any modifications or improvements to the foregoing, whether or not any of the foregoing is patentable or registrable under patent, copyright, trademark industrial design or similar laws anywhere in the world, the right to apply for and to obtain copyright, trademark or industrial design registrations, issued patents, design patents, and any other registrations or encompassing, protecting or otherwise covering any of the foregoing, and the benefit in and to any such applications therefor, including the right to priority, and any copyright, trademark or industrial design registrations, issued patents, design patents or other registrations or right issued therefrom;

Schedule A - 2

1.7	“Marketing Information” means information including but not limited to the Company’s marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

1.8	“Public Knowledge” means information that is generally known in the trade or business in which the Company is engaged, or is otherwise easily accessible through lawful, non-confidential sources; and

1.9	“Research and Development” means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by the Company.

1.10	“Restricted Period” means the period beginning on the Executive’s last date of employment and continuing for six (6) months plus one (1) month for each completed year of service to a total maximum of eighteen (18) months or the period that is twelve (12) months following a Change of Control wherein the executive is either terminated without cause or resigns for Good Reason.

2.	Acknowledgements Regarding Confidential Information

2.1	Acknowledgements of Executive: During the course of Executive’s employment with the Company the Executive will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information; the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company; and it is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company and in the Company’s best interests.

2.2	Confidential Information to be Kept in Confidence: The Executive agrees that at all times during the period of the Executive’s employment and at all times following termination of the Executive’s employment for any reason whatsoever:

a)	the Executive shall hold in confidence and keep confidential all Confidential Information;

Schedule A - 3

b)	the Executive shall not directly or indirectly use any Confidential Information except in the course of performing duties as an Executive of the Company with the knowledge and consent of the Company in the Company’s interests; and

c)	the Executive shall not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing duties as an Executive of the Company with the knowledge and consent of the Company in the Company’s interests.

Nothing in this Agreement shall prevent the Executive, following termination of Executive’s employment with the Company, from making use of or disclosing:

a)	any Confidential Information which is or becomes a matter of Public Knowledge;

b)	any Confidential Information of which the Executive had specific knowledge prior to Executive’s employment with the Company, except to the extent that such Confidential Information has become the property of the Company under Section 3; or

c)	any Confidential Information of which the Executive obtains specific knowledge following the termination of Executive’s employment with the Company from a third party, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to the Company;

provided that the Executive is able to prove the existence of the circumstances referred to in subparagraphs (a), (b) or (c).

2.3	Return of Materials Upon Termination: Upon termination of the Executive’s employment with the Company for any reason whatsoever, or at any other time upon the Company’s request, the Executive shall promptly deliver to the Company all documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, equipment, tools and devices relating or pertaining to the Company’s business or containing or pertaining to any Confidential Information, including any copies or reproductions of the same, which are in the possession, charge, control or custody of the Executive.

3.	Intellectual property

3.1	Ownership of Intellectual Property: The Executive hereby acknowledges and agrees that the Company is the owner of all Intellectual Property made, developed, invented, authored, conceived of, reduced to practice, or otherwise created by the Executive, whether in whole or in part, alone or with others, whether at the Company’s place of business or otherwise, and during the course of, as a result of, or related to the duties or activities of the Executive’s employment with the Company (the “Developments”). Any and all Developments shall be and remain the exclusive property of the Company and the Executive shall have no right, title or interest therein, including moral rights, and the Company shall have the sole and exclusive right, title and interest, in and to the Developments, which right shall continue notwithstanding the termination of the Executive’s employment for any reason whatsoever.

Schedule A - 4

3.2	Assignment of Rights: The Executive hereby assigns and waives, and shall assign and waive, to or on behalf of the Company, and the Company’s successors, assigns, or other legal representatives, any and all right, title and interest, including any moral rights, that the Executive may have in and to the Developments. The Executive further agrees to maintain at all times adequate and current records relating to the creation and development of the Developments, which records shall be and shall remain the property of the Company and the Executive shall promptly disclose in writing all of the foregoing to the Company.

3.3	Intellectual Property Protection: The Company shall have the sole and exclusive right to apply for, prosecute, obtain and maintain any patents, design patents, copyrights, industrial designs, domain name registrations, or trademark registrations and any other applications, registrations or grants of rights analogous thereto in any and all countries throughout the world in respect of any Developments and the Executive shall, whether during or subsequent to the Executive’s employment, assist the Company, at the Company’s expense, with recording or securing the Company’s right, title and interest in and to the Developments, including agreeing to execute any applications, transfers, assignments, waivers, powers of attorney or other documents as the Company may consider necessary or desirable, or to take any action deemed necessary or desirable by the Company, for prosecuting, issuing, enforcing, obtaining, maintaining or vesting in or assigning any of the foregoing with or to the Company in any and all countries of the world.

4.	Post-Employment restrictions

4.1	Non-Solicitation of Customers: Given the nature of the Executive’s role and the relationships Executive will develop with the Company’s customers, the Executive recognizes and agrees that it would be both unfair and unreasonable for the Executive to engage these customers, for competitive purposes, immediately upon the cessation of Executive’s employment with the Company. As a result, the Executive agrees that Executive will not, during the term of Executive’s employment and during the Restricted Period, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly, call upon, solicit or otherwise interfere with the Company’s relationship with any customer or prospective customer that Executive had direct contact with or made a sale to, on behalf of the Company (“Customer”), at any point during the 12 month period preceding the date on which this Agreement is terminated, unless such solicited business is wholly unrelated to the business then being carried on by the Company.

Schedule A - 5

4.2	No-Interference with Customer Relationships:

The Executive further agrees that Executive will not, during the term of Executive’s employment and during the Restricted Period, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly encourage, influence or try to influence any Customer of the Company to cease doing business with the Company. Additionally, the Executive will not intentionally act in any manner that is detrimental to the relations between the Company and its Customers, employees, suppliers, or other parties with whom the Company has contractual relations.

4.3	Non-Solicitation of Company Executives:

The Executive further agrees that Executive’s will not, during the term of Executive’s employment and during the Restricted Period, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly influence or try to influence any employee of or consultant to the Company to resign his or Executive’s employment or engagement with the Company.

4.4	Non-Competition: The Executive agrees that during Executive’s employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company, either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant employee, investor, shareholder (other than an investment of less than five per cent of the shares of a company traded on a registered stock exchange), adviser or in any other manner whatsoever, be employed by or be engaged in or be concerned with or interested in or advise or provide any consulting services to any Competitive Business, in North America. In the event that Executive’s separation from the Company is the result of or occurs in connection with a Change of Control, the Restricted Period will be twelve (12) months. In the event that Executive’s separation from the Company is not pursuant to a Change of Control, the Restricted Period will be six (6) months.

The Executive acknowledges that:

a)	the business of the Company is carried on throughout Canada and that the Company is interested in and solicits or canvasses opportunities across Canada;

b)	the reputation of the Company in its industry and its relationships with customers are the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time; and

c)	the nature of the business is such that the ongoing relationship between the Company and its customers is material and has a significant effect on the ability of the Company to continue to obtain business from its customers with respect to both long term and new projects.

Schedule A - 6

4.5	The Executive acknowledges that the post-employment restrictions set out in this Section 4 are fair, reasonable and necessary to protect the legitimate interests of the Company. The Executive further acknowledges and agrees that irreparable harm will be suffered by the Company in the event of Executive’s breach or threatened breach of any of the restrictions set out in this Section 4, and that the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction from a court of competent jurisdiction restraining the Executive from engaging in or continuing any such breach.

5.	Survival and Enforceability

5.1	The Executive recognizes and acknowledges that this Schedule shall survive the cessation of Executive’s employment, for any reason whatsoever, and will be enforceable by the Company in a court of competent jurisdiction notwithstanding the existence of any claim or cause of action the Executive may assert against the Company, whether predicated upon this Agreement or otherwise.